Exhibit 99.1

Contact:	Tiana Gorham Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE APPOINTS DAVID A. BUTLER INTERIM CFO
CAMBRIDGE, Mass., December 20, 2007– Biopure Corporation’s (Nasdaq: BPUR) Board of Directors has approved the appointment of David A. Butler as interim Chief Financial Officer.
Mr. Butler most recently served as Vice President, Finance and Administration at the Millard Group, Inc., a services & consulting company. Prior to that position, he served as Vice President, Finance, Chief Financial Officer and Treasurer at Circe Biomedical, Inc., a development-stage medical device manufacturer, formerly in Lexington, Mass.
Francis H. Murphy, the company’s former CFO, retired on December 14, 2007 and has entered into a consulting agreement with the company for a six-month term.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for several other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin(R) [hemoglobin glutamer — 200 bovine)], or HBOC-301, the only oxygen therapeutic approved by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 186,000 units of Oxyglobin.
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